UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ETRIALS WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0308891
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

4000 Aerial Center Parkway, Morrisville North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 653-3411

ETRIALS WORLDWIDE, INC. 2005 EQUITY PERFORMANCE PLAN
(Full Title of Plan)

The Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19901
New Castle County
(302) 636-5400

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

James F. Verdonik, Esq.
Daniels Daniels & Verdonik, P.A.
P.O. Drawer 12218
Research Triangle Park, NC 27709
(919) 544-5444

(919) 544-5920 (fax)

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(2)

Common stock, par value $0.0001 Per share	3,147,301	$3.79	$11,928,271	$1,276.32
TOTAL

(1)
Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), an additional undeterminable number of shares of common stock is being registered to cover any adjustment in the number of shares of common stock that become issuable under the 2005 Performance Equity Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price (rounded to the nearest cent) of the options that are presently outstanding under the 2005 Performance Equity Plan.

PART II. Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents and information filed by etrials Worldwide, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

(a)    The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)    The Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2006.

(c)    The Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2006.

(d)    The Company’s current reports on Form 8-K (two reports), filed with the SEC on February 9, 2006.

(e)    The Company’s current report on Form 8-K, filed with the SEC on February 15, 2006.

(f)    The Company’s current report on Form 8-K, filed with the SEC on February 23, 2006.

(g)    The Company’s current report on Form 8-K, filed with the SEC on March 14, 2006.

(h)    The Company’s current report on Form 8-K, filed with the SEC on March 20, 2006.

(i)    The Company’s current reports on Form 8-K (two reports), filed with the SEC on March 31, 2006.

(j)    The Company’s current report on Form 8-K, filed with the SEC on April 10, 2006.

(k)    The Company’s current report on Form 8-K, filed with the SEC on April 11, 2006.

(l)    The Company’s current report on Form 8-K, filed with the SEC on April 19, 2006.

(m)    The Company’s current report on Form 8-K, filed with the SEC on May 10, 2006.

(n)    The Company’s current report on Form 8-K, filed with the SEC on May 30, 2006.

(o)    The Company’s current report on Form 8-K, filed with the SEC on June 2, 2006.

(p)    The Company’s current report on Form 8-K, filed with the SEC on June 14, 2006.

(q)    The Company’s current report on Form 8-K, filed with the SEC on June 19, 2006.

(r)    The Company’s current report on Form 8-K, filed with the SEC on July 28, 2006.

(s)    The Company’s current report on Form 8-K, filed with the SEC on August 9, 2006.

(t)    The Company’s current report on Form 8-K, filed with the SEC on August 10, 2006.

(u)    All other filings made by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to a filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document.

Item 4. Description of Securities.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive any dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available therefor on a pro rata basis.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our net assets ratably, after the payment of:

i.	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

ii.	all unsecured liabilities, including any then unsecured outstanding debt securities which we have issued as of such time; and

iii.	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceeding (other than an action by or in the right of the corporation) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Our bylaws provide that we shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our bylaws further provide that any indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Our bylaws and certificate of incorporation provide that no director or officer of the Company shall be personally liable to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer. However, liability of an officer or director shall not be limited (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Our certificate of incorporation further provides that we, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom we may indemnify pursuant thereto.

We maintain insurance coverage for our directors and officers under a director’s and officer’s liability insurance policy.

Item 7. Exemptions From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	etrials Worldwide, Inc. 2005 Performance Equity Plan (incorporated by reference to our Current Report on Form 8-K filed June 14, 2006).
5.01	Opinion of Daniels Daniels & Verdonik, P.A.
23.01	Consent of Ernst & Young LLP
23.02	Consent of BDO Seidman, LLP
23.03	Consent of Daniels Daniels & Verdonik, P.A. (included in opinion filed as Exhibit 5.01)
24.01	Power of Attorney (included as part of the signature page hereto)

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include  any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

**************

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the 16th day of August, 2006.

ETRIALS WORLDWIDE, INC. /s/ John K. Cline John K. Cline Principal Executive Officer and Director August 16, 2006

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John K. Cline his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney in fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATED

/s/ Donald Russell Donald Russell	Director	August 16, 2006

/s/ Peter Collins Peter Collins	Director	August 16, 2006

/s/ Hans Lindroth Hans Lindroth	Director	August 16, 2006

/s/ Peter Coker Peter Coker	Director	August 16, 2006

/s/ Robert Brill Robert Brill	Director	August 16, 2006

/s/ Harold Ewen Harold Ewen	Director	August 16, 2006

/s/ John K. Cline John K. Cline	President and Principal Executive Officer and Director	August 16, 2006

/s/ James W. Clark, Jr. James W. Clark, Jr.	Principal Financial Officer, Principal Accounting Officer, and Secretary	August 16, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	etrials Worldwide, Inc. 2005 Performance Equity Plan (incorporated by reference to our Current Report on Form 8-K filed June 14, 2006).
5.01	Opinion of Daniels Daniels & Verdonik, P.A.
23.01	Consent of Ernst & Young LLP
23.02	Consent of BDO Seidman, LLP
23.03	Consent of Daniels Daniels & Verdonik, P.A. (included in opinion filed as Exhibit 5.01)
24.01	Power of Attorney (included as part of the signature page hereto)